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                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated November 1, 2005, by and between Legg Mason Capital Management, Inc., a Maryland Corporation (the "Adviser"), and Met Investors Advisory, LLC, a Delaware limited liability company (the "Manager"), with respect to the Legg Mason Value Equity Portfolio, is entered into effective the 1st day of September, 2008.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement is amended in whole to read as follows:

     Should net assets in the Legg Mason Value Equity Portfolio be at $1 billion or above, the following fee schedule shall apply:

                                         PERCENTAGE OF AVERAGE DAILY NET ASSETS
                                         --------------------------------------
     Legg Mason Value Equity Portfolio   0.32%

     Should net assets in the Legg Mason Value Equity Portfolio fall below $1 billion, the following fee schedule shall apply:

                                         PERCENTAGE OF AVERAGE DAILY NET ASSETS
                                         --------------------------------------
     Legg Mason Value Equity Portfolio   0.40% on the first $200 million
                                         0.38% thereafter

     2. Full Force and Effect

          Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of September, 2008.

                                         MET INVESTORS ADVISORY, LLC


                                         By: /s/ Elizabeth M. Forget
                                             -----------------------------------
                                             Authorized Officer


                                         LEGG MASON CAPITAL MANAGEMENT, INC.


                                         By: /s/ Andrew Bowden
                                             -----------------------------------
                                             Authorized Officer